QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

MarkWest Hydrocarbon Announces the Intent by its 46.7 Percent-Owned Affiliate, MarkWest Energy Partners, to Acquire Pinnacle Natural Gas

        DENVER—March 25, 2003—MarkWest Hydrocarbon, Inc. (AMEX: MWP), today announced that its 46.7 percent-owned affiliate, MarkWest Energy Partners, L.P. (AMEX: MWE), has entered into a Purchase and Sale Agreement with Energy Spectrum Partners, L.P., for the acquisition of Pinnacle Natural Gas Company and certain affiliates for approximately $38 million. The transaction is expected to close March 28. The assets, primarily located in the state of Texas, are comprised of three lateral natural gas pipelines transporting up to 1.1 Bcf/day under firm contracts to power plants and eighteen gathering systems gathering more than 44 MMscfd.

        "This is an excellent transaction for MarkWest Energy Partners, because it strategically diversifies the partnership's assets to the Southwest," said John Fox, President and CEO. "In addition to being the largest gas processor in the Northeast, we think having a strong business presence in Texas will provide multiple growth and development opportunities for the partnership. The assets are excellent for the partnership because of the fee-based cash flows from the pipeline laterals and the growth prospects for the gathering systems."

        Fox added, "We expect the Pinnacle acquisition to be significantly accretive to cash available for distribution to all MWE unitholders, including MarkWest Hydrocarbon. The partnership has indicated it intends to increase the annual distribution per unit by at least $0.20 to $2.28 in the first full quarter after the transaction closes. This will be an important value contribution to MarkWest Hydrocarbon, which owns 2,479,762 units of the partnership plus the 2 percent general partner interest. I believe this transaction continues to confirm the value of conducting our midstream business through the master limited partnership format, which gives us the lower cost of capital to grow the business."

        MarkWest will host a conference call on Wednesday, March 26, 2003, at 2 p.m. MST to discuss this acquisition. Interested parties can participate in the call by dialing the following number five minutes prior to the scheduled start time: 719.457.2661, Passcode 744037. This conference call will be broadcast live simultaneously over the Internet. If you wish to listen via this method, go to our Web site at http://www.markwest.com. Click on the 'Investor Information' tab, then on the 'Click Here for Details' link on the pop-up menu regarding the conference call, then register for the call.

        If listening via the Web, please allow extra time prior to the call to visit the site and, if necessary, download the streaming media software required (MediaPlayer). A replay of the broadcast will be available on our Web site within one hour of the live call and for the next 90 days. If you have any questions, please contact Anita Blackman, Investor Relations, at (800) 730-8388.

###

MarkWest Hydrocarbon, Inc. (AMEX: MWP), operates in two business segments: exploration and production of natural gas, and midstream services. The exploration and production segment produces natural gas in Alberta, Canada; in the San Juan Basin of Colorado and New Mexico; and in Michigan. In the midstream services segment, which is principally conducted through our 47 percent-owned affiliate, MarkWest Energy Partners, L.P. (AMEX: MWE), we gather natural gas from the wellhead and process the natural gas to remove impurities and the valuable natural gas liquids (NGLs). MarkWest Hydrocarbon markets the NGLs.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2001, and our SEC filings for 2002.

QuickLinks

  Exhibit 99.1